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                   Independent Auditors' Consent
                   -----------------------------

The Board of Directors
Cass Commercial Corporation:

We consent to incorporation by reference in the registration statements No. 33-91456 and No. 33-91568 on Form S-8 of Cass Commercial Corporation
(Cass) of our report dated January 24, 1997, relating to the consolidated balance sheets of Cass Commercial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Cass.



                                       /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
March 26, 1997